REGAL REXNORD CORPORATION
SIGNIFICANT SUBSIDIARIES
AS OF
DECEMBER 31, 2023

Significant Subsidiary	State/Country of Incorporation
A&S Industry Techonology (Tianjin) Co. Ltd. -Kollmorgen	China
Altra Industrial Motion (ShenZhen) Co Ltd	China
American Precision Industries, Inc.	Delaware
Ameridrives International LLC	Delaware
Arrowhead Systems, LLC	Wisconsin
Ball Screws and Actuators Co. Inc.	California
Bauer Gear Motor GmbH	Germany
Boston Gear LLC	Delaware
Cambridge International, Inc.	Delaware
Centa MP Shanghai Co Ltd	China
Centa-Antriebe Kirschey GmbH	Germany
EuroFlex Transmissions (India) Private Limited	India
Formsprag LLC	Delaware
Inertia Dynamics LLC	Delaware
Kollmorgen Automation AB	Sweden
Kollmorgen Corporation	New York
Kollmorgen s.r.o.	Czech Republic
Land Newco, Inc.	Delaware
Marathon Electric India Pvt Ltd	India
Motion Engineering Incorporated	California
Nook Industries LLC	Nevada
Portescap India Private Limited	India
Regal Beloit America, Inc.	Wisconsin
Regal Beloit Italy SpA (fka Nicotra Gebhardt SpA)	Italy
Regal Switzerland Manufacturing GmbH	Switzerland
Rexnord Canada Ltd	Canada
Rexnord FlatTop Europe B.V.	the Netherlands
Rexnord FlatTop Europe Srl	Italy
Rexnord IH BV	the Netherlands
Rexnord Industries LLC	Delaware
Rexnord Kette GmbH	Germany
Stromag Unna	Germany
Svendborg Brakes Denmark	Denmark
TB Wood's Incorporated	Pennsylvania
Thomson Industries Inc	New York
Thomson Linear LLC	Delaware
Tollo Linear AB	Sweden
Twiflex	United Kingdom
Warner Electric Europe SAS	France
Warner Electric LLC	Delaware